Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc., a Maryland corporation (the “Corporation”), desiring to amend its charter as currently amended and restated and in effect (the “Charter”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

FIRST: The Corporation’s Charter is hereby amended by deleting Section 5.9 in its entirety.

SECOND: The amendment to the Charter of the Corporation as set forth above has been duly advised, adopted and approved by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the Charter of the Corporation as set forth above.

FOURTH: The undersigned Chief Financial Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 5th day of May, 2017.

ATTEST:		AG MORTGAGE INVESTMENT TRUST, INC.

By:	/s/ Raul E. Moreno	By:	/s/ Brian Sigman
Name:	Raul E. Moreno	Name:	Brian Sigman
Title:	Secretary	Title:	Chief Financial Officer